EUA ENERGY INVESTMENT CORPORATION
                       INVESTMENT IN TRANSCAPACITY L.P.
                              THIRD QUARTER 1995

(1) In the third quarter of 1995 TransCapacity L.P. was operational and was actively marketing their Capacity Scout System.

(2)  EUA Energy advanced $775,000 in loans to TransCapacity in the third
     quarter of 1995.   On a cumulative basis EUA has invested $6,525,000 in
     TransCapacity.

(3) Services were provided by eight (8) EUA Service Corporation staff personnel in the following areas:
                    a.  Marketing and advertising
                    b.  Software development and communications
                    c.  Human resources and employee benefits

(4)  TransCapacity L.P. Financial Statements for the third quarter 1995.

                    TRANSCAPACITY LIMITED PARTNERSHIP
                            CONDENSED BALANCE SHEET
                              September 30, 1995
                                   (Unaudited)
                             (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Property and equipment, net                       $437
    Organization Costs, net                             17
    Other Assets                                       614
          Total fixed Assets                         1,068
Current Assets:
    Cash and temporary Cash Investments                155
    Accounts Receivable                                  1
    Notes Receivable                                     0
    Prepayments and Other Assets                        22
          Total Current Assets                         178
TOTAL ASSETS                                        $1,246

                              LIABILITIES
Partnership Equity:
    Partnership Equity - EUA TransCapacity         ($2,112)
    Partnership Equity - NCRSCo                       (367)
    Partnership Equity - TransCapacity SC             (539)
          Total Common Equity                       (3,018)
Long Term Liabilities:
    Long term portion of capital lease liability         1
    Notes Payable to EUA Energy                      3,675
          Total Long Term Liabilities                3,676
          Total Capitalization                         658
Current Liabilities:
    Accounts Payable                                    61
    Current portion of capital lease liability           5
    Notes Payable                                       55
    Accrued Expenses                                   467
          Total Current Liabilities                    588
TOTAL LIABILITIES AND EQUITY                        $1,246


                    TRANSCAPACITY LIMITED PARTNERSHIP
                        CONDENSED INCOME STATEMENT
              For the Quarter Ended and YTD September 30, 1995
                                (Unaudited)
                          (In Thousands of Dollars)

                                     QUARTER ENDED       YTD


Operating Income                              $0        $4

Operating Expenses:
    Research and Development Expenses        100       322
    General and Administrative Expenses      587     1,729
    Depreciation & Amortization               64       168
          Total Operating Expenses           751     2,219
Operating Income                            (751)   (2,215)
Other Income and Deductions                  (27)      (62)
    Income Before Interest Charges          (778)   (2,277)
Interest Charges                             125       281
    Income After Interest Charges           (903)   (2,558)
Pre-tax Net Income                         ($903)  ($2,558)


                    TRANSCAPACITY LIMITED PARTNERSHIP
                          STATEMENT OF CASH FLOWS
                    YTD for the Month Ended  September 30, 1995
                                (Unaudited)
                         (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income                             ($2,558)
    Depreciation & Amortization                        168
    Change in Assets and Liabilities:
        Accounts & Notes Receivable                     (1)
        Accounts & Notes Payable                        21
        Accrued Expenses                               343
        Other (Net)                                     57
          Net Operating Activities                  (1,970)
Financing Activities:
    Equity Contributions                                 0
    Long Term Debt                                   2,425
    Other (Net)                                         (9)
          Net Financing Activities                   2,416
Investing Activities:
    Payments for Affiliate Expenses                    (67)
    Capital Expenditures                              (332)
          Net Investing Activities                    (399)
Cash Provided (Used)                                   $47


                    EUA ENERGY INVESTMENT CORPORATION
                       INVESTMENT IN TRANSCAPACITY L.P.
                              THIRD QUARTER 1995

(5)  Number of transactions processed by TransCapacity L.P. during the third
     quarter of 1995.   Answer - NONE

      Number of transactions processed by TransCapacity L.P. during the third quarter of 1995 for customers located in New England. Answer -NONE


(6) Number of TransCapacity L.P. customers as of the end of the third quarter of 1995. Answer - TWENTY

      Number of TransCapacity L.P. customers as of the end of the third quarter of 1995 located in New England. Answer - TWO